Exhibit 10.29

Statement of Terms & Conditions of Employment

Duties
The Contract of Employment is not a job description and may be changed from time to time. You will be informed in writing of any change. Your duties are such as may be assigned to you by the Company from time to time and you may be required to observe all reasonable rules and regulations adopted by the Company in connection with the operation of its business and to carry out to the best of your ability all instructions given by the Company.

The Company shall be entitled to direct that you perform no duties, Limited duties or particular assignments only and to direct that you shall not enter or remain on any (or any specified) premises of the Company and any such direction may be given subject to any condition which the Company in its discretion may determine.

Flexible Benefits
The Company operates a programme of flexible benefits, which gives you the opportunity to tailor your individual/overall needs/requirements. The total value of all elements of your compensation will remain the same, but this programme gives you the opportunity to influence the balance of your pay and benefits, and to have more say in which benefits you receive. A summary of "Individual Choice", the Company's flexible benefits programme, is enclosed. Full details of the flexible benefit website and how to access the website so you can indicate your choices will be sent to you shortly after joining the Company.

Master Trust Pension Plan
You have already opted out of the NCR VOYIX Master Trust Defined Contribution Plan and you acknowledge that you therefore have no right to pension contributions from the Company. In Lieu of contributing to The NCR VOYIX Master Trust Defined Contribution Pension Plan the company will pay an annual non-bonus accruing allowance equal to GBP £17,500. Or 5% of base salary, which shall be paid on a current monthly basis, i.e., a monthly allowance of £1458.33 subject to necessary deductions for income tax and national insurance.

Annual Performance Assessment
Your annual performance and compensation, including any future equity awards, will be assessed and determined in the first quarter of each year. Please note performance reviews do not guarantee compensation increases. Equity awards are discretionary, are administered by the U.S. publicly traded parent company and are subject in all cases to parent company board of directors compensation committee approval.

Incentive Plan Awards
ALL NCR VOYIX incentive plans are designed to address the conditions of an ever-changing marketplace, and the company cannot make definitive representations concerning the continuation of format or the size of individual awards under the plans. NCR VOYIX reserves the right to modify or cancel, to the extent permissible under Local Laws and regulations, each such plan and its terms at any time, at NCR VOYIX's sole discretion.

Disciplinary and Grievance Procedures
The Company has formulated and operates disciplinary and grievance procedures. These procedures may be obtained from the NCR VOYIX Employee Handbook. NCR VOYIX reserves the right not to follow the full disciplinary procedures with employees who have under two years continuous service.

1

Performance Issues
The Company operates a procedure to deal with performance issues and to help and encourage other employees to achieve and maintain acceptable standards of job performance. This procedure may be obtained from the NCR VOYIX Employee Handbook.

Suspension
During your employment, the Company may suspend you from duty in writing which will detail the reason for suspension. Suspension will be on full remuneration and for such period as the Company thinks fit.

Other Business Activity
You will not engage in any other business activity or deal in any way with Company products or any similar products, except in the normal and proper course of your employment with the Company.

You will not either directly or indirectly be engaged in any other trade, profession or business that could in any way represent a conflict of interests with those of the Company. Where there is any uncertainty or possibility that a conflict of interest might arise, the prior written approval of the Company must be obtained before any such activity is entered into. A written application should be made to the VP HR ISG, who will arrange for your request to be considered.

It is strictly prohibited to receive any compensation (commission, prize, or whatever form it may take) from a third party (Leasing Company, outside Software House, etc.) for giving them NCR VOYIX business of any kind generated in the course of our normal selling activities. Violations of this rule will be subject to disciplinary action, including dismissal.

Overseas Work
There is no current requirement for you to work overseas for periods exceeding one month and therefore no particulars relating to overseas work are included in this document.

Call Monitoring
In order to ensure we are providing superior Customer Service; you may be part of a Call Monitoring and Recording Programme. The programme is centred on being able to provide all staff with feedback and coaching to improve our call handling processes, and therefore your calls may be monitored and/or recorded by the company for quality assurance and training purposes.

Smoking Policy
The Company is committed to providing, as far as is reasonably practical, conditions at work which are safe and without risk to health, including the provision of a work environment which is free of tobacco smoke. Smoking is prohibited within the working environment, whilst using company pool cars and also anywhere outside the building that is not within the designated smoking areas including any entrances. Smoking is only permitted in designated areas which are clearly marked. Please note that these smoking restrictions also apply to the use of e-cigarettes which can only be used within the designated smoking areas

Restrictions after Termination
You agree that you shall not for a period of six months from your Termination Date without the prior written consent of the Senior Vice President of your Business Organisation, whether alone or jointly with or as principal, agent, director, employee or consultant of any other person, firm or corporation and whether directly or indirectly, in competition with any of the businesses of the Company or any Group Company carried on at your Termination Date in which you were engaged or involved during the Prior Period:

2

1.Accept employment with and/or provide services to, either as an independent contractor or otherwise to such Competing Organizations that may be deemed directly or indirectly as competitors of the Company. The current List of Competing Organizations may be obtained from the NCR VOYIX Law Department or the NCR VOYIX Human Resources Department upon request. or from the NCR VOYIX Human Resources intranet website.

2.Solicit the services of or custom of or otherwise deal with any person, firm or corporation who or which at the Termination Date or at any time during the Prior Period was a customer, client. supplier, agent or distributor, or prospective customer or client of the Company or any Group Company and with whom or with which you may be personally concerned, involved with or in contact with during the Prior Period.

3.Entice or endeavour to entice away from the Company or any Group Company or employ or engage as a worker (defined as) any person employed by the Company or any Group Company who reported to you or to whom you reported and in either case with whom you may have been in contact during the Prior Period.

Note: "Prior Period" means the period of nine months immediately preceding the Termination Date: "Termination Date" means the date on which your employment terminates.

By signing this document. you acknowledge and confirm that you agree that the provisions appearing in this section are reasonable in their application to you and necessary but no more than sufficient to protect the interests of the Company.

In the event that any restriction contained in this clause shall be found to be void but would be valid if some parts of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.

Severance

Given your grade you are currently eligible to participate in the NCR Voyix Executive Severance Plan strictly subject to and conditional on its terms and as such plan may be amended from time to time.

Sickness and Injury Benefit
At the Company's discretion, non-obligatory payments will be made to you during sickness absence or injury. In order to be considered for company sick pay the following procedures must be complied with:

a.Please inform your Manager or Supervisor within one hour of your normal start time every day of your absence until you are signed off by your doctor.
b.Complete an NCR VOYIX Sickness Self Certificate.
c.Provide a medical certificate if your illness Lasts more than 7 days (including Saturday, Sundays and Statutory Public Holidays).
ct. Send a medical certificate for each subsequent week of continued illness.
e. Comply with any Company requests for further medical advice 0.e. Occupational Health)

Company Sickness Pay is determined by your length of service with the company as follows. The 12-month period is calculated retrospectively from the first day of current sickness absence. For more details on the sickness and injury benefit please see our HR Central intranet website.

3

Length of Service:
Up to 3 months
Over 3 months, less than 6 months Over 6 months, less than 1 year Over 1 year, less than 3 years
Over 3 years, less than 5 years Over 5 years, less than 10 years Over 10 years

Maximum Sickness Salary in a 12-month period inclusive of Statutory Sickness Benefits (SSP)
2 weeks basic salary 4 weeks basic salary 6 weeks basic salary 13 weeks basic salary
13 weeks basic salary, plus 13 weeks half basic salary
17 weeks basic salary, plus 17 weeks half basic salary
26 weeks basic salary, plus 26 weeks half basic salary
Data Protection
The employee hereby consents to the holding by the Company of sensitive personal data (as defined in the Data Protection Act) relating to the employee as part of the Company's employment records. Sensitive Personal Data is information that concerns racial or ethnic origin, political opinion, religious or similar beliefs, trade union membership, physical or mental health/condition, sexual life, the commission/alleged commission of an offence or court proceeding in relation to such an offence.

Confidential Information
You will not during your employment with the Company or at any time thereafter, without written permission of the Company, disclose to any person outside the Company, or to any person within the Company other than a person whose province it is to know the same, any information relating to the Company's business which is of a confidential nature or disclosure of which may damage the interests of the Company. Also, you will not use for any purpose or for purposes other than those of the Company, any information which you may acquire relating to the Company's business. On termination of your employment you will deliver to the Company on your last working day (without keeping any copies) any documents or other media relating to the business of the Company.

Outside Submissions
It is most important that the Company shall not be placed in a position of confidential trust or relationship with respect to any unsolicited disclosure of information received from anyone outside the Company. You should not accept any idea or suggestion offered to you by a third party. If you do receive any unsolicited idea or suggestion from a third party concerning technical developments or products including software, you should not respond; instead you should forward it to NCR VOYIX n, Law Department, 864 Spring St NW, Atlanta, GA 30308-1007, without keeping a copy or sharing it with anyone else.

Inventions
a.You will as soon as reasonably possible, disclose confidentially to the Company and to no one else, full particulars of all inventions, improvements and designs made or discovered by you, whether alone or jointly, whilst in the service of the Company, which relate to or are capable of use in connection with any of the products made, sold or hired by the Company or the manufacturer thereof, or any of the Company's business processes. The rights as between the Company and you in any invention as specified above shall be as set out in the Patents Act 1977-

4

b.In respect of any invention as specified above, unless it has been established that such invention does not belong to the Company, the Company has absolute discretion as to whether any application for a patent or other protection shall be made on such invention, and has the right to abandon any such application and any patent granted thereon.

c.The Company shall pay a monetary award to you in respect of any invention belonging to the Company which has been made by you, either alone or jointly, and in respect of which a patent application has been filed. Such award shall be in accordance with the Invention Recognition and Incentive Plan as set out in the Corporate Patent Policy.

d.In consideration of your salary or wages, any intellectual property rights other than inventions arising from work done by you in the course of your duties as an employee of the Company and which relate to the business of the Company shall belong exclusively to the Company. Such intellectual property rights include, but are not limited, to copyright, industrial and artistic designs, trademarks, trade secrets, know-how and other confidential information.

e.You will at the request and cost of the Company, whether during or after your employment with the Company, execute any document and do any acts necessary to enable the Company or its assigns to obtain patent protection in any part of the world in respect of any invention as specified in paragraph a) above, unless it has been established that such invention does not belong to the Company, and to obtain registered design, copyright or other protection in respect of intellectual property rights as specified in paragraph d) above.

Ethics & Compliance
The NCR VOYIX Employee Handbook contains standard Company policies and procedures which also cover Ethics and Compliance. All current policies and procedures are available on our HR Central intranet website.

All employees are required to become familiar with our Ethics and Compliance policies and procedures. Employee sign-off is also required.

Conflicts of Interest
Company policy requires that you be free of any investment, association, or relationship (whether your own or your family's) with individuals or companies who are in competition, or have some existing or potential business arrangement with NCR VOYIX, which might afford you personal gain, or adversely affect the best interests of the Company. Whilst it is not feasible to define all situations where conflicts could conceivably exist, the Company's Code of Conduct covers some of these, and a questionnaire, incorporating the key areas recognised by NCR VOYIX as creating potential conflicts, is enclosed for you to complete and return. This will also form part of your Contract of Employment.
Non-Competition Agreement
By accepting and signing this Statement of Terms and Conditions of Employment you certify to the Company that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the Company position being offered in this letter. The Company also advises you of the Company's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your Company position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by the Company.

5

Variations
The Company reserves the right to vary your terms and conditions of employment. Any changes will be confirmed to you either by Letter, general notice, or by the re-issue of your contract of employment or amendment of this document or any accompanying schedules.

Basis of Agreement
The conditions of employment outlined in The Statement of Terms & Conditions of Employment. together with the 'Particulars of Employment' document and the NCR VOYIX Employee Handbook formulate the basis of the agreement between you and NCR VOYIX.

By entering my email address and selecting 'Submit', I confirm that I have read and understood this information. This also acts as a legally binding electronic signature.

Please note: For all internal employees the format for your email should be: QuickLooklD@ncrvoyix.com

NOTE: Please remember to print or save a copy for your records.

Signature                     Signature Date

/s/ Darren Wilson                November 4, 2024
Darren Wilson

6

Particulars of Employment Date of Issue: 01-November-2024

Employee:	Darren Wilson
Employer:	NCR Limited
Position:	EVP & President, International
Grade:	This position is a Grade ES.
Reporting To:	David Wilkson, Chief Executive Officer
Business Unit:	Retail and Restaurants
Place of Work:	England/UK, Virtual
Teleworker (Virtual) Assignment
I acknowledge and agree to abide by the teleworker (virtual) assignment requirements, terms and conditions set forth in current and future company polices. I understand that a failure to abide by company policies applicable to my teleworker assignment can have serious consequences, including personal tax implications, and therefore may be grounds for discipline up to and including employment termination. Company policies, including those applicable to my teleworker status, do not otherwise alter or change the terms and conditions of my NCR VOYIX employment, and all other current and future company polices, including, but not limited to, NCR VOYIX's policies governing work absences and leave (whether paid or unpaid), Corporate Management Polices, Code of Conduct, information security policies, and polices and agreements governing NCR VOYIX Intellectual Property and Confidential Information will continue to apply. I must promptly notify the Company of any change to the location of my home worksite. NCR VOYIX has the sole and exclusive discretion to change, modify, or discontinue my teleworker assignment and status at any time and for any reason, subject to local law.

The Company expects you to be flexible and may, during the course of your employment, require you to work on a permanent or temporary basis from any of its other offices, present or future.

Consumer Sensitive (Confidential)

Start Date:	Your start date in this position is 01-November-2024
Date of commenceme nt of continuous employment	Your continuous employment with the Company commenced on 14-August-2024.
Right to Work in the UK
Your continued employment is dependent upon you holding the right to work in the UK. If you lose the right to work in the UK, your employment may be terminated without notice. Where applicable it is your responsibility to ensure your continuous right to work in the UK.

Requirement to Drive
If driving is an essential part of your job, you could be dismissed if you lose your driving license, are convicted of a driving offence, or you are unable to obtain insurance with the Company's nominated Insurance provider.

Base Salary
Your annual base salary is £350,000. This will be paid monthly via BACS transfer on the 15th of each month for the current calendar month and is subject to deductions for income tax, employee's national insurance contributions and any other deductions required by law.

Benefit Company Vehicle Allowance	In your capacity as a ES, you are eligible for a benefit car allowance of GBP £15,000 per annum, taxed at source and paid monthly with your salary.
Consumer Sensitive (Confidential)

Deductions from Salary
The Company reserves the right in its absolute discretion to deduct from your pay any sums which you may owe the Company including, without limitation:

•Any overpayments of salary/bonus/commission/expenses or outstanding repayments of loans made to you by the Company;
•Recovery of losses suffered by the Company as a result of your negligence or breach of Company rules (which may include parking or driving related fines)
•Holiday taken in excess of the employee's accrued entitlement;
•Costs of repairing any damage or loss to Company property caused by the employee;
•Outstanding payments relating to a 'salary sacrifice' arrangement etc.
•Cost of SIA license (where applicable) - should you leave within 6 months of the commencement of your employment then the full cost of the license may be deducted from your final salary.
•If at any time you are requested to return to the Company, property belonging to it and you fail to do so, the Company shall be entitled to withhold any monies due to you from the Company up to the value of the missing property.
•In the event of accident or damage to a Company Vehicle
/ Hire Vehicle/ Pool Vehicle which is assigned to you, the Company reserves the right to deduct the excess insurance payment from your salary.
•If you are in receipt of a Company expenses float and you do not submit an expenses claim form with receipts, prior to leaving, the Company shall be entitled to deduct the value from your final salary

Incentive Plan:
In addition to your annual salary, you are eligible to participate in the Management Incentive Plan (the 'Plan') subject to the terms of the Plan. The Plan is an annual bonus program with a pay-out that varies based on the Company's results and executive performance goals. The Plan provides a target incentive opportunity of up to 100% of eligible earnings that is typically paid in the first calendar quarter following the Plan year. You

Consumer Sensitive (Confidential)

must be a current employee at the time of payment in order to receive the bonus.

The Company's Incentive Plans are designed to address the conditions of an ever-changing marketplace, and the Company cannot make definitive representations concerning the continuation of format or the size of individual awards under the plans. The Company reserves the right to modify or cancel, to the extent permissible under local laws and regulations, each such plan and its terms at any time, at the Company's sole discretion.

Plan eligibility requirements and guidelines are available for review on the Company's Intranet website following your start date.

Sign-on Equity Grant
Subject to your acceptance of this offer and your timely execution of the associated award agreements, you will receive an NCR Voyix Corporation ("Parent Company'') equity award with a grant value of USD$750,000, to be delivered in the form of NCR Voyix Time-Based Restricted Stock Units, as described below. The effective date of the grant ("Grant Date") will be the first day of the month following your start date.

On the Grant Date, NCR Voyix will grant you Time-Based Restricted Stock Units (the ''Time-Based Units"), each of which represents a single share of NCR Voyix common stock. The actual number of Time-Based Units will be determined by taking the value of the award and dividing it by the closing price of NCR Voyix stock on the Grant Date. The result shall be rounded to the nearest whole unit. Subject to your continued employment with NCR Voyix at that time, 100% of the Time-Based Units will vest ratably on an annual basis over three years from the Grant Date. The Time-Based Units will be subject to the standard terms and conditions found in the award agreements.

Your equity award will be issued under the terms of NCR Voyix Corporation Stock Incentive Plan, as such plan may be amended from time to time, which is administered by Fidelity Investments®. The specific terms and conditions relating to the

Consumer Sensitive (Confidential)

award are outlined in the award agreement contained on Fidelity's website. Within several weeks of your Grant Date, your award should be loaded to Fidelity's system. You can access your award at www.netbenefits.fidelity.com. Please review the grant information carefully, including the award agreement, and indicate your acceptance of the award and of the grant terms by clicking on the appropriate button within the prescribed time for acceptance. You must accept the award agreement in order to receive the benefits of the award. If you have questions about your shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact NCR by e-mail at stock.administration@ncr.com.

Long-Term Equity Award Incentive Program (LTl) for 2025 and Beyond
As an executive at NCR VOYIX, you are eligible to participate in the annual LTI Program. For 2025, your target award for your position is $1,000,000USD. As an eligible participant, you will be considered for an LTI award based on your individual contributions during the year; your relative performance amongst peers; your future potential to contribute to the Company's success and other factors. LTI awards are discretionary, not guaranteed and are generally granted during first calendar quarter of each year, subject to approval by the Compensation and Human Resource Committee of the Board of Directors of NCR Voyix Corporation.

You must be a current employee of NCR Voyix on the applicable grant date in order to be eligible to receive any NCR Voyix LTl award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefit.

Working Time Directive
If you're requested to work in excess of your normal contractual hours, the Company will seek to ensure you do not work on average more than 48 hours in a working week, this includes any secondary employment. Therefore, you must advise us of any additional employment. However, the Company may request that you sign a form to opt out of the working time regulations

Consumer Sensitive (Confidential)

1998. You have the right to refuse this request, without facing any penalty. Any worker who has not signed the opt-out or who has revoked his/her opt-out will not be requested or permitted to work more than 48 hours in one week, referenced over a 17 week period.

Holidays
In addition to Statutory Public Bank Holidays, full time employees working across a 5 day week will be entitled to 30 days paid holiday per calendar year. Part time employees will receive a pro-rated amount of holidays based on the number of days per week that they work. The holiday year runs from January to December each year.

Your annual entitlement will accrue at a rate of 2.5 days (or equivalent pro-rata part-time days) per full calendar month worked.

Each business function has their own rules around booking and taking holidays. Please ensure that you familiarise yourself with these.
In the event that you terminate your Employment with NCR VOYIX your Manager will calculate any accrued holidays that you may have left to be paid out. If you have exceeded your holiday entitlement, your final pay will be reduced by the appropriate amount. Your accrued holiday entitlement on termination will be calculated as follows (2 days per calendar month x the number of months year-to-date; less any accrued holidays taken year-to-date).

Background Check
This offer of employment is conditioned upon the successful completion of a background check. The background check may be performed by the Company, at its discretion, or by an outside agency. Before the background check is performed, you will be asked to provide your authorization for the Company to procure the background check for employment purposes. If the results of your background check are not satisfactory to the Company, your offer may be rescinded, or your employment may be terminated immediately.

You understand and agree that, if required, the Company may provide its customers with verification that you have passed certain background check requirements before you will be permitted to service those accounts.

Consumer Sensitive (Confidential)

NCR VOYIX reserves the right to conduct periodic background checks based on business necessity, including upon Customer demand or if the Company has reasonable cause to believe an employee would no longer be able to pass a background check. Questionable issues will be brought forward to and addressed by Global Security and a local HR Representative.

Further, it remains your responsibility to disclose to your reporting Manager, any change, such as a new criminal charge I conviction, bankruptcy, a significant increase in or anything else that could potentially impact your suitability for your current role. The impact of the disclosed information will then be the subject of an internal review. Subsequent action as a result of such disclosure will depend on the severity of the issue and will consider the best interests of both you and NCR VOYIX.

You also understand that if the Company hires you, the Company may, where allowed by law or by the terms of your authorization, obtain additional background reports pertaining to you, without asking for your authorization again, throughout your employment.

Collective Bargaining	There is no collective agreement in force in respect of your employment at 'the Company'.
Notice Period
If you wish to resign from the Company, you must give 12-weeks' notice in writing irrespective of your length of service. The Company may at its discretion make payment in lieu of all or part of this notice period, in which case you would not be required to work your notice or a part of it. Payment in lieu of notice or any part of notice will be based on base salary only.

The Company reserves the right to place you on garden leave during notice periods with the specific arrangements for any period of garden leave to be notified to you by the Company at its discretion.

Should the Company terminate your employment (other than as a result of gross misconduct or if there are other grounds for summary termination), you are entitled to receive 12 weeks' notice. Payment in lieu of notice or any part of notice may be

Consumer Sensitive (Confidential)

made by the Company and any such payment will be based on base salary only.

In cases of gross misconduct or where there are grounds for summary termination, to the Company may terminate your employment without notice or payment in lieu of notice.

Lay off and Short-time Working
Your right to receive remuneration is dependent on you being provided by the Company with work of the kind which you are employed to do. The Company reserves the right in its absolute discretion to impose a lay off with no pay or to impose short-time working with a pro rata reduction in pay.

The Company may in its absolute discretion determine the duration of any period of lay off or short-time working.

During any period of lay off or short-time working you must remain contactable and available for work if required. You may in certain circumstances be entitled to receive a guarantee payment in which case the Company will comply with its statutory obligations.

The Company shall endeavor to exhaust all other possible alternatives before imposing short - term working or lay off.

Return of Company Property	Upon termination of your employment, or at any other time at the Company's request, you will immediately return to the Company or its authorised representative, any Company property issued to you.
Data Protection
In order to keep and maintain any records relating to your employment under this Agreement it will be necessary for the Company to process personal data relating to you on computer and in hard copy form. Examples of personal data include (but are not limited to) your contact details, disciplinary record, any grievances raised, your personnel file and any sensitive personal data such as your religious beliefs, your ethnic or racial origin and information relating to your physical and mental health. Further, in order to pay your salary and provide other benefits, the Company may also need to obtain from you details of your bank account and other financial information.

Consumer Sensitive (Confidential)

You consent to the holding, processing and disclosure of such data both inside and, where necessary, outside the European Economic Area.

To the extent that it is reasonably necessary in connection with your employment and the Company's responsibilities as an employer, you agree that this data may be disclosed to others, including other employees of the Company or any Group Company, the Company's professional advisers, H.M. Revenue & Customs or other taxation authority, the police and other regulatory authorities.

Security Awareness
It is crucial that NCR VOYIX operates with the highest level of security to maintain its reputation in the marketplace and reduce any potential risk to the Company. As part of your orientation to the Company, all employees, including senior management, are required to complete NCR VOYIX Security Awareness training. The training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.

The 30-minute web-based training course educates employees on the importance of information security and how to protect NCR VOYIX data. Upon completion of this course, you will be able to identify NCRVOYIX's security policy and standards, understand data classification and handling, identify security practices for electronic communications, and define social engineering. As part of NCR VOYIX's ongoing commitment to securing the data of our company, customers and employees, you will be required to participate in Security Awareness training annually.

Your completion of NCR VOYIX Security Awareness training demonstrates your personal commitment to information security and protecting the NCR VOYIX brand.

NCR Voyix Code of Conduct
At NCR VOYIX, we expect that every employee will exemplify our Shared Values and our Code of Conduct every day, in all that they do for NCR VOYIX. NCR VOYIX reinforces its commitment to living its Code of Conduct by requiring all NCR VOYIX employees, including senior management, to complete an annual training and certification course on the Code of Conduct. While we recognize there are local laws and regulations that must also be

Consumer Sensitive (Confidential)

followed, it is important that all employees understand and adhere to our global standard of business conduct.

As part of your new NCR VOYIX employee orientation, you must agree to complete NCR VOYIX's Code of Conduct training and certification course within 30 days of your start date. Employees with computer access will complete a 30-minute web-based training and certification module. Directions for accessing the training will be provided via email after your start date. Employees who do not have computer access will attend an in-person training session that reviews the code. At the completion of that session, each employee must complete a Code of Conduct training and certification form. Your completion of the Company's Code of Conduct training and certification course demonstrates your personal commitment to conducting business legally and ethically.

Accepting the offer of employment

By accepting and signing this offer of employment you acknowledge that the Contract of Employment between yourself and the Company consists of the Particulars of Employment and the Statement of Terms and Conditions of Employment and all other documents expressly referred to in the Contract of Employment.

You further acknowledge that you have read the Contract of Employment and understand that your employment offer is conditional upon a successful background check.

Authorisation

Signed on behalf of the Company,

    /s/ Claire Standfield
Claire Standfield                        November 1, 2024
    Executive Director, HR                        Date

Consumer Sensitive (Confidential)

I confirm my acceptance and agreement to the Contract of Employment. I understand that the Contract of Employment supersedes and replaces any other terms and conditions previously communicated either verbally or in writing with effect from the Start Date.

/s/ Darren Wilson                        November 1, 2024    Darren Wilson                            Date

I confirm my start date to be November 1, 2024
Consumer Sensitive (Confidential)